Exhibit 1

Oi S.A.-In Judicial Reorganization

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

NOTICE TO THE MARKET

Oi S.A.—In Judicial Reorganization (“Oi” or “Company”), in accordance with article 12 of CVM Instruction No. 358/02, informs the market that it received a letter from Morgan Stanley, as transcribed below:

“Dear Sir,

In compliance with the Comissão de Valores Mobiliários (“CVM”) Instruction 358 dated January 3, 2002, Article 12, please be notified that, as of June 29, 2016, Morgan Stanley (in the aggregate, through its subsidiaries, Morgan Stanley Capital Services LLC, Morgan Stanley & Co. International plc, Morgan Stanley Uruguay Ltda., Morgan Stanley & Co. LLC, Morgan Stanley Smith Barney LLC, Caieiras Fundo de Investimento Multimercado and Formula XVI Fundo De Investimento Multimercado Credito Privado – Investimento No exterior)1 reached 7,893,554 preferred shares issued by OI S.A. (the “Company”), equivalent to 5.0% of the Company´s outstanding preferred shares. Such position already includes 121,900 loaned preferred shares and 2,903,019 borrowed preferred shares issued by the Company.

It has also reached a short position of 4,736,533 preferred shares, equivalent to 3.0% of the outstanding preferred shares of the Company.

Finally, Morgan Stanley reached long economic exposure through cash-settled derivative instruments referencing 3,200,000 or 2.0% of the outstanding preferred shares of the Company; and short economic exposure through cash-settled derivative instruments referencing 5,922,300 or 3.8% of the outstanding preferred shares of the Company.

Morgan Stanley does not intend to change the control or management of the Company

Sincerely,

By: Cesar Coy

Title: Authorized Signatory.”

Rio de Janeiro, August 8, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

[1]

Morgan Stanley Capital Services LLC—CNPJ nº 05.870.238/0001-91, Morgan Stanley & Co. LLC—CNPJ nº 05.448.000/0001 -72, Morgan Stanley Uruguay Ltda.— CNPJ nº 05.447.544/0001-10, Morgan Stanley & Co. International plc—CNPJ nº 05.448.002/001-61, Morgan Stanley Smith Barney LLC – CNPJ nº 18.628.845/0001-91, Caieiras Fundo de Investimento Multimercado—CNPJ nº 09.577.034/001-18, Formula XVI Fundo De Investimento Multimercado Credito Privado—Investimento No exterior—CNPJ nº 03.068.182/0001-20.